RJS Scientific Inc.              (rev 7-27-01)

Port Washington, NY

       Re: Sel-Leb Marketing, Inc, ("Sel-Leb") w/ RJS Scientific Inc. ('RJS")

Dear

       This letter shall serve to conform the agreement between RJS and Sel-Leb whereby Sel-Leb will solicit and sell promotional products manufactured and shipped by RJS to "Sel-Leb Customers" (as defined below).

       SEL-LEB'S sales forecast for the remainder of 2001 was quoted at $1,000,000 and $5,000,000 TO $10,000,000 sale for each year thereafter. The volume of business (approximately 60%) is expected to occur between August 15 and November 15 of each year.

       RJS and Sel-Leb agree to evenly divide the "Gross Margin" (as defined below) from the sales of products by Sel-Leb its customers, including, but not limited to, mass merchants, including Cosco, BJ's, Wal-Mart, K-Mart, Target, Kohl's, JC Penny, and major drug store chains, including CVS (collectively, "Sel-Leb Customers"), as provided in this agreement.

Nothing herein shall be deemed to prohibit RJS from continuing to service and sell its customer base including Department Stores, i.e. Federated, etc, and other stores such as Mervyn's, Linens N Things, Bed Bath & Beyond, SteinMart, Marmaxx (Home Goods, TJ Maxx, Winners), Ross Stores and independent specialty stores. Sel-Leb shall not be compensated on sales to these customers.

       "Now Gift Projects" initiated and developed by Sel-Leb will be exclusive to THE customers of Sel-Leb as defined above. As an exception to the RJS Customers defined above, Sel-Leb will also have the exclusive right to sell these same "New Gift Projects" to Bed Bath & Beyond and TJ Maxx.

       With respect to its performance under this Agreement, Sel-Leb shall be responsible for: contacting and soliciting mass merchants for high volume sales in bath & body products, home fragrance products and/or combination of products in gift sets herein called "products"; establishing selling price parameters of products with RJS for Sel-Leb customers for each proposal; selling $ 1,000,000 of products for the balance of 2001 and a minimum of $5,000,000 for the year 2002 (Obviously, sales will be dependent on cost, packaging and timely shipments.); providing an annual sales forecast to RJS; for all "selling costs" to Sel-Leb customers and to quote these costs to RJS for each proposal; providing adequate lead-time from the order date to ship date to facilitate the manufacturing of the product; and, sourcing low cost packaging and/or components and provide information, costs and samples to RJS. Components and packaging supplied

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by Sel-Leb to RJS will be invoiced separately by Sel-Leb based on the price and details of the purchase order submitted by RJS.

       With respect to its performance under this Agreement, RJS shall be responsible for: all "direct production costs" of products for each project; designing and providing samples of product for each project to Sel-Leb and quote the direct production cost; receiving and enter all purchase orders from Sel-Leb; processing and shipping all purchase orders received from Sel-Leb promptly and in accordance with the terms of Sel-Leb purchase order.

       As used herein, "Sell Price" shall mean the invoiced price of products sold to the customers of Sel-Leb.

       As used herein, "Direct Selling Costs" shall mean the direct costs related to the sale of products to Sel-Leb customers such as any discounts, freight allowance, sample, costs charge backs, advertising, credits, product placement (i.e. pallet placement, other fixtures, etc.), and/or any other direct costs related to the selling of the products such as commissions (2 to 5% maximum) to outside salespersons not in the employ of Sel-Leb. (*For sales to TJ Maxx the Direct Selling costs may include a commission to the RJS outside salesperson.)

       As used herein, "Direct Production Costs" shall mean the cost to directly produce the products including the landed cost of raw materials, product packaging materials, shipping materials, and related shipping packaging costs. Also included in the direct cost is the direct labor to manufacture the products, the direct labor to assemble and package the products, the direct labor to package for shipping and the direct labor to ship the product and/or any other direct costs related to the manufacturing, packaging and shipment of the products.

       As used herein, "Gross Margin" shall mean the Sell Price less the Direct Selling Costs and the Direct Production Costs.

       As used herein, "New Gift Project" shall mean the gift-set project(s) initiated and specified by Sel-Leb.

       EDI mapping and set-up costs (i.e. ASN's, etc.) required at RJS for Sel-Leb customers will be evenly shared by RJS and Sel-Leb.

       Both RJS and Sel-Leb must agree to pursue a potential project Either party has the right to "veto" a project based on costs, margin concerns, or for any other reason. Such action would result in closure of the project.


       RJS and Sel-Leb in this agreement are each entitled to 50% of the Gross Margin invoiced and paid as follows:

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       a)     At its option, RJS will invoice Sel-Leb for 50% of all Direct
              Production Costs for each project when they occur and Sel-Leb will pay RJS as soon these financial exposure(s) occur.

       b) On the same day an order is shipped to Sel-Leb's customer, RJS will invoice Sel-Leb for the total Direct Production Costs less any Direct Production Costs previously invoiced as per "a" above and for 50% of the difference between the Sell Price and the total Direct Production Costs.

       c) Sel-Leb will pay RJS the invoice(s) above less 50% of the Direct Selling Costs. The RJS invoice will be paid within 2 working days from the day the payment was received from Sel-Leb's customers. Such payment will be accompanied by the invoice sel-leb issued to its customer along with the pay statement from the customer reflecting all Selling Cost Deductions previously agreed to.

       Should a Sel-Leb customer fail to pay its invoice for any reason Sel-Leb and RJS will evenly share all direct costs related to the project(s) for any outstanding invoices.

       It is understood that both parties are acting in good faith and enter this agreement with optimism and commitment. The expectations of RJS are for Sel-Leb to reach its forecasted minimum annual sales goal of $5,000,000. The parties may mutually agree to end this agreement at any time or if not mutually consented then the party wishing to terminate this agreement must provide the other party a sixty (60) day written notice. The termination of this agreement shall not in any manner affect the parties obligations to account to each other and

       Each party agrees that for the term of this agreement and twenty-four
(24) months following its termination, without the express consent of the other party, none of its employees or agents shall disclose to any other party, or use for any purpose other than the performance of this agreement, any tangible or intangible information or material that the other party designates as confidential unless such information or material, (a) is or becomes publicly known through no wrongful act of the receiving party; (b) is received from a third party without restriction and without breach of any confidentiality obligation to the other party; (C) is independently developed by the receiving party, or (d) is required by law to be disclosed (provided that the other party is given advance notice of and an opportunity to contest any such requirement), For purposes of this Agreement, each party's customer lists, customer contacts, product formulations, sources of manufacture and supply shall be deemed confidential, even if not specifically so designated in writing; and, each party hereby agrees that it wig not during the term of this agreement, and for a period of twenty-four (24) months following its termination, directly or indirectly, without the express written consent of other party, solicit business from the other party's customer lists, customer contacts, sources of manufacture and supply which were disclosed or otherwise learned as a direct result of each party's performance under this agreement.

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       Each party agrees that it shall keep, maintain and preserve (in its principal place of business) for at least two (2) years following termination of this agreement, complete and accurate records of accounts including, without limitation, invoices, correspondence, banking and financial, and other records pertaining to the sale of products hereunder, the Sell Price, Direct Production Costs and Direct Selling Costs. Such records and accounts shall be made available for inspection and audit by the other party and its representatives, at the offices of the audited party during normal business hours, upon three (3) business days notice during. Such audit shall be conducted in a manner, which will not unduly interfere with business of the audited party. All materials reviewed shall be held in confidence and not used for any purpose except for purposes of enforcing the terms of this Agreement.


/s/ Robert Corunsidero
President RJS Scientific Inc.

/s/ J. Koegel
Vice Chairman COO